Exhibit (a)(5)(b)

BROCADE COMMUNICATIONS SYSTEMS, INCORPORATED
Moderator: Richard Deranleau
05-12-06/4:00 pm CT
Confirmation #9297235

BROCADE COMMUNICATIONS SYSTEMS, INC.
Moderator: Richard Deranleau
May 12, 2006
4:00 pm CT

Richard Deranleau:	Okay. Welcome, everybody. So first of all, thanks for taking your time out on such short notice to join us here today. Basically what we’re doing is we are obviously having a Web cast today as well. So, we’re bringing folks in to let you know about an issue that has come up with respect to some of the people in the company who have stock options, which include all of you.

And the genesis of this issue is that the IRS has made a change, made a change last year, end of the year in the tax laws, and that change has impacted or could potentially impact you as option holders. So what we have done is we’re putting together a program that will mitigate the impact on you from that change in the law.

So there are other people in the valley if you follow some of this stuff. The IRS Code references Section 409. You don’t need to remember that, but if you’ve been reading The Wall Street Journal some of that could have popped up.

So there are other people in the valley who have had to deal with that and there will be more companies that are going to deal with that, but a couple of the companies you may know – Google, the Gap and Nvidia have specifically had to address this. As I say, I expect more people will be doing the same.

BROCADE COMMUNICATIONS SYSTEMS, INCORPORATED
Moderator: Richard Deranleau
05-12-06/4:00 pm CT
Confirmation #9297235

So what we’ve done and again we’re put together a program to mitigate the impact. The purpose of today’s meeting is to educate you on the change in the law and what our program is and tell you what your options are. We have engaged Deloitte and Touche as a communication vehicle for the employee base to answer questions and to do the education.

I guess I would ask, just caution you a little bit and ask for your patience. The company really isn’t in a position where we can dispense tax advice so because of that, what we’ve done is we’ve engaged Deloitte and Touche as a reference or as someone to work with you to help you understand it because the company’s not in a position to do that.

So what I would ask you to do and try to set up is if you do have questions, if you could direct those to Deloitte because what we’ll be doing as we get your questions obviously we’ll be passing those on.

So with that I’d like to introduce — we have a couple of people here from Deloitte – Deborah Walker and Jason Russell and they’re going to be walking you through this. So Jason?

Jason Russell:	Good afternoon. There’s a reasonably good likelihood that I will strangle myself with this microphone cord. If that happens, somebody please come up and unwind me.

I do work for Deloitte and Touche. I’m based out of the San Francisco office. I do compensation and benefits work, and Deb and I are here today to talk to you about a change in the law that effects part of your compensation package.

BROCADE COMMUNICATIONS SYSTEMS, INCORPORATED
Moderator: Richard Deranleau
05-12-06/4:00 pm CT
Confirmation #9297235

We’re going to take an approach to the discussion this afternoon that’s like that Google Map thing that starts with the Planet Earth and goes flaming down into your backyard so you can see your own pool.

I want to explain to you what the issue is that we’re talking about. I want to explain what Brocade has decided to do in response to that issue, and I want you to understand that it is your choice whether you accept this solution or not. And if you don’t take some action you will not get the solution.

And then I will explain to you what your unfortunate tax consequences are if don’t opt for this solution and then about 17 more times I will remind what you have to do.

Okay, why are we here this afternoon on a gorgeous Friday stuck in a conference room talking about tax? You have, as part of your compensation package, stock options. Everybody in this room has them and some of those stock options got caught up in a change to the tax law and after looking at that, Brocade decided that it needed to be good to its employees and provide you a solution to the change in the tax law.

And because you already have the stock options, any change to those options is voluntary and so basically we are here today to tell you what the change in the law is, to explain what your choice in the matter in, and to show you what your next steps are to accept the change in the law.

All right, first things first. What on earth is the change in the law? Why do we keep referring to Section 409A? Why are you talking in numbers? What does this mean to me?

BROCADE COMMUNICATIONS SYSTEMS, INCORPORATED
Moderator: Richard Deranleau
05-12-06/4:00 pm CT
Confirmation #9297235

Congress enacted basically an anti-abuse statute that targeted executive compensation and one of the things that it did is it drew a big net around a lot of way that executives are compensated. As when you draw a big net, sometimes you sweep in things that you didn’t necessarily intend to be there, but just got caught up and that’s the way it is.

One of the things that it decided to capture in the net is certain stock options that were issued at a discount from fair market value and that’s why we’re here today. Everybody in this room has stock options. Some of them are issued at a discount. And so what we need to do is fix that. We’re going to go through a lot of examples; I’m going to explain all of this in more detail.

We will have a question and answer time at the end. Because of the number of people in the room and for those of you standing in the back, there are seats on the amen pew up front if you’d like. I promise not to spit.

Deb and I will be here after the meeting if you’d like to ask your questions one on one. If you’re not comfortable with that, there is a forum by which you can contact me directly via an email box that’s in your presentation and it in your materials as well.

What we are asking is that during the presentation that you hold your questions. Chances are I’m going to answer it in about five more seconds, but at the end I want to make sure that you walk out of here with complete understanding. So I’ll be happy to talk to you after that.

And we will have a question and answer period in the group at the conclusion of the session. If what happens at this one is the same as what happened in the earlier one, I’m going to get about two thirds of the way through, you’re all

BROCADE COMMUNICATIONS SYSTEMS, INCORPORATED
Moderator: Richard Deranleau
05-12-06/4:00 pm CT
Confirmation #9297235

going to understand and half of you are going to go thundering out of here, which is fine with me. I don’t take any offense. Thunder quietly.

Okay, so 409A is a law change that affects some of your stock options. We’re going to talk about which ones are effected. Why do I care? Well, I care because to ensure your compliance with these operating rules that the IRS has put in place, they put along some negative incentives.

If you choose not to comply with the operating rules of 409A, if you choose not to accept the solution that Brocade has offered, then you’re going to have income taxation at a time earlier than you thought, you’re going to pay a 20% additional tax which is a fancy way of saying a penalty, and then you’re also going to pay an interest penalty.

Now does this effect all of my stock options and what in God’s name is going on here? No, this does not affect all of your stock options. It only affects stock options that were granted to you at a price below the fair market value on the grant date. And within that subset it only effects options that vest after 12/31/04.

Now you don’t actually have to calculate which of your stock options are affected. Brocade has done that work for you and it was one of the 12,000 pages of documentation that you received in an email this morning in an individual report that shows which of your stock options are subject to this law change and within that stock option grant, which of the options in the individual traunches actually need to be swept up in the correction because some of the options, even though the grant might be considered at a discount, if you had a piece of that that vested prior to 12/31/04, it’s exempt from the law change. It exists in its long and happy life without any change. Nothing is different.

BROCADE COMMUNICATIONS SYSTEMS, INCORPORATED
Moderator: Richard Deranleau
05-12-06/4:00 pm CT
Confirmation #9297235

Let’s walk through an example. In this example you were granted an option on January 1, 2003. There were 10,000 shares in that grant. Also in our example, you were issued these options at $5.00 at a time when the fair market value of the stock was $5.25. Was this a problem at the time the options were granted? No. You could do that.

The vesting schedule of the options are that 2,500 vest on 1/1/04 and then immediately after that, they vest during ’04, during ’05 and during ’06. So based on the law change that I explained so far, I have stock options, they were granted at a discount because I got them for $5.00 when the stock was trading at $5.25 so okay, a piece of it may be subject to this law change. Which piece is subject to the law change? Only the piece that vests during 2005 and 2006. This piece that was vested prior to 1/1/05 – nothing happens.

If this doesn’t make you dizzy or put you to sleep then you’re doing really, really well. Further, in this example, let’s show the bad tax consequences. Remember I have 10,000 options that were granted at $5.00 when the stock was priced at $5.25. So I have options issued at a discount. If we don’t do anything then this is what the law change does.

The example says at 12/31/06 the stock price of the options is $7 and I haven’t exercised any options; I’m just sitting there. Because remember under the normal option taxation rules, I’m not taxed at all at grant; I’m not even taxed at all at vesting. I don’t pay income tax on stock options until I exercise the stock options and then I pay income tax on the difference between the fair market value of the stock when I exercise it and whatever my exercise price is. That’s the rule that you’re used to.

BROCADE COMMUNICATIONS SYSTEMS, INCORPORATED
Moderator: Richard Deranleau
05-12-06/4:00 pm CT
Confirmation #9297235

If you don’t sign up for the law change then your options that are considered to be discounted that Brocade has figured out for you; these are the tax consequences that they will have. In our example here I have 5,000 of my vested options because remember half of that grant was subject to this law change. There is a $2 spread between whatever the fair market value is right now and whatever the exercise price of the options were when I was granted.

So under the normal option rules if I exercise I would expect to pay ordinary income of 35% on the $10,000. The $10,000 is the $2 gain on the options times the 5,000 that are vested. I would always pay this when I exercise. The state is going to take its piece of the pie as well. I would always pay this when I exercised. Nothing new is there. So ordinarily when I exercise I would expect for my income tax rate to be about 44%.

Under the law change rules, if we don’t do anything I’m going to have these tax issues when I vest, whether I do anything with the stock options or not. In addition to those, because I did not play by the operating rules of the law change, here’s my 20% additional tax that the IRS tacks on and then there’s my estimated interest penalty as well, which brings my total tax bill if I don’t do anything to my affected options of 81%.

I don’t know about you. I don’t like the IRS that much to give them all this money. So given that we have some problematic stock options and that you have your individual report that tells you which ones are affected, what has Brocade done to help you fix this because there are some companies that aren’t producing a solution at all. But Brocade has thought long and hard and come up with a way to get you to comply with the operating rules so that you’re not at a loss and Deb’s going to explain what the solution is.

Deborah Walker:	Thank you, Jason.

BROCADE COMMUNICATIONS SYSTEMS, INCORPORATED
Moderator: Richard Deranleau
05-12-06/4:00 pm CT
Confirmation #9297235

Okay, so what is the solution to avoid the onerous 409A tax consequences? There are two categories of Brocade options that are affected by this law change. There are options that were granted after August 14, 2003 and options granted before August 14, 2003. There were different issues with the stock documentation issues with respect to both of those sets of options and because of that we had to come up with different solutions in order to insure that we avoided the 409A rule.

In addition, there’s lots of options that you may hold that are not affected by any of this. As Jason pointed out, the law does not effect any option that was vested at 12/31/04, so those are not subject to these rules and they are not part of the tender offer, and not part of this opportunity.

In addition, any option that you have gotten after January 21, 2005, is not part of this. All those options comply with 409A, you don’t have to worry about any of those law changes with respect to that.

Those six months and a day options that you got on the repricing; if you have those options don’t worry about them. They go on just the way they always have, not subject to these rules. The Rhapsody options, if anybody here has Rhapsody options, don’t worry about them; not subject to the rule, not part of this package.

ESPP, perhaps some of you have participate in the Employee Stock Purchase plan; don’t worry about it; not subject to the rules, not part of this. And finally you might have some restricted stock awards. Same thing. Not subject to the rules; not part of all of this.

BROCADE COMMUNICATIONS SYSTEMS, INCORPORATED
Moderator: Richard Deranleau
05-12-06/4:00 pm CT
Confirmation #9297235

All right, so we have two categories, the post-August 14 options and the pre-August 14 options. For the post-August 14 options, here’s the solution and we’re going to go through in more detail and you’ll see an example. But what’s going to happen to them is, you have the opportunity to amend the options and change the exercise price so it’s equal to the fair market value on your date of grant.

In addition, because that exercise price is now going to increase, which means you’re going to have to pay more money when you exercise your option, there’s a cash payment that’s going to be made to you on the first payroll period after January 1, 2007, for the amount of this extra cash payment that you have to make.

So the exercise price is increasing and then because you’re going to have to pay more to exercise, you get a cash payment equal to that increase. And the cash payment, because of the law change, cannot be made until 2007 so they made it the first payroll period after that.

For Category 2, the solution is to cancel the options and give you cash payment equal to the value of the option. So essentially Brocade is buying your options from you for an amount equal to their fair market value and we’ll talk about that in a minute. It’s a Black-Scholes calculation which is a common calculation of how you value an option.

Again cash payments cannot be made until 2007. It’ll be the first payroll period after 2007. And remember, as of 12/31/04 if you had vested options they’re not in the package. Everybody got an addendum with their email. It lists out the option grants that are subject to these rules.

BROCADE COMMUNICATIONS SYSTEMS, INCORPORATED
Moderator: Richard Deranleau
05-12-06/4:00 pm CT
Confirmation #9297235

Okay, so let’s do a bigger calculation or explanation of Category 1. Again we’re going to amend the options to increase the exercise price so you’ll have a new exercise price but nothing else is going to change. And you’re going to get a cash payment equal to the difference between the old exercise price and the new exercise price. Cash payments are made in ’07.

So we have an example. If you purchase 8,000 shares here, the option price is $5.00, but the fair market value on the date those option were granted was $5.25 so we have to get that option price up to $5.25. If you elect to participate and we’ll talk about it more later, but it’s very important; you have to choose to participate. You have to send your form in. If you elect, the only ones that you’re worried about are the 6,000 here. The 2,000 are not part of the deal because they vested in ’04. Now we have 6,000 that would be part of the deal.

You’ll get 6,000 options with an amended option price, a new option price of $5.25 in our example. No other change. And in addition you’ll get a cash payment of the 6,000 options times the 25 cents; 6,000 options times 25 cents an option — $1,500 paid to you in first payroll period after January less applicable payroll tax withholding just like any other salary.

Okay, let’s go to the Category 2. These are the pre-August 14 options. In that case those options are purchased from you. The options are cancelled and you’re going to get a cash payment. The cash payment is equal to the value of those options determined under the Black-Scholes formula.

And if you have a Category 2 option you received in your email a calculator. The calculator lets you compute what that Black-Scholes value is for your options. The Black-Scholes, when they value Black-Scholes, it takes into

BROCADE COMMUNICATIONS SYSTEMS, INCORPORATED
Moderator: Richard Deranleau
05-12-06/4:00 pm CT
Confirmation #9297235

account the term of the option, the exercise price, the fair market value of the stocks, dividends and volatility. The calculator will do all of that for you.

The tender offer says we’re going to look at the stock price for the 10-day period May 25 to June 8, we’re going to take the average of that price and that’s going to be the used in the calculation. Again there’s a calculator.

If you go to the calculator there are two prices assumed. One is $6.00 a share and one is $7.00 a share. You won’t know exactly what the amount you’ll receive until we get to the third day before the close of the tender offer so until we get to June 9 because we have to average the stock price for those last 10 days.

Okay, let’s do an example on Category 2. Here we have 10,000 shares with an option price of $5.00. We have the stock with about a 10-day average we’re assuming the price was $6.20. We have 5,000 options that are subject to the rules; 5,000 of these options stay the way they are and are not affected. The 5,000 that are subject to the rules, this employee decided to participate in the tender offer. Again you’ve got to take action to get any of this value.

What happens then is the options were cancelled for the 5,000 vesting in ’05 and ’06 and there was a determination made under the Black-Scholes formula for a payment of $8,763 in this case and that amount is paid in the first payroll period after January 1.

There’s a few eligibility rules. You have to be an employee at the end of the tender period which is June 12, 2006, so you have to be an employee next month. You have to be subject to U.S. tax. Remember it doesn’t apply to anything before ’04. And you can pick and choose which grants you want to make subject to these rules.

BROCADE COMMUNICATIONS SYSTEMS, INCORPORATED
Moderator: Richard Deranleau
05-12-06/4:00 pm CT
Confirmation #9297235

So you don’t have to elect to cancel all your options if you’re a Category 2 or you don’t have to elect to reprice. You can pick and choose by line item on the addendum that’s on your sheet.

Jason Russell:	So what happens if I do nothing? I’m going to be Bad News Barry again and remind you, if you don’t comply with the law change under 409A, remember the tax consequences that you have will be. Instead of income taxation at exercise, which is what you are used to getting for the options that are affected by the law change, if you don’t consent to the solutions that Brocade has offered, then you’re going to have income taxation whenever these things vest, whether you exercise or not. You’re also going to pay, in addition to the income tax you’re used to paying, you’re going to pay 20% additional tax on the amount includable in the income and you’re going to pay an interest penalty just for good measure.

Now that doesn’t cap in the years that they vest. Those tax consequences happen every single year from now going forward. And so you can either exercise those options which would take them off the table or until the options exercise of their own terms.

So it’s probably a fairly decent idea to take advantage of this offer from Brocade because as the last bullet says, this is your one shot to do it. This tender offer is going to be your opportunity to amend your options to comply with the law change and avoid the income tax consequences.

Now specifically how do you participate?

BROCADE COMMUNICATIONS SYSTEMS, INCORPORATED
Moderator: Richard Deranleau
05-12-06/4:00 pm CT
Confirmation #9297235

Deborah Walker:	Okay, the tender offer, and we’re going to take questions as soon as we get through this and we have to open the phone lines too for questions, but how do you participate?

The tender offer opens today so anytime between now and June 12 you can send an acceptance form to Elizabeth Moore; 5 pm June 12 – no exceptions. If you don’t get it in by 5 pm June 12 it’s going to be too late.

When Elizabeth gets the forms she’s going to look at them and she’s going to make sure that everything is right. And she’s going to send you an email and say we got your form, we understand you’re participating. So if you don’t get that email in two or three days after you send your form in, go and check with Elizabeth. Hey, I sent my form; what’s going on?

Five o’clock on June 12 so if you wait until 3 o’clock on June 12 you won’t have time to hear from here because she won’t have time to get back to you. So send it a few days early and hear back from her, so you’ll know everything’s fine. Give it to her by hand, email it to her or fax it to her. No snail mail, no Fed Ex, nothing like that. Email, fax or hand it to her.

Okay, on your emails this morning you got a copy of this presentation and a copy of the tender offer document. I commend to you the frequently asked questions in the tender offer document. Read the whole thing, but if you don’t – the frequently asked question are very good.

There are the election forms and then the thing that you care about, the sheet that is personal to you. Here are my options and, if you’re a Category 1, they’re going to tell you the new price and your cash payment. If you’re a Category 2 person, they’re going to give you a calculator so you can calculate what the Black-Scholes value would be assuming a stock price of $6.00 or

BROCADE COMMUNICATIONS SYSTEMS, INCORPORATED
Moderator: Richard Deranleau
05-12-06/4:00 pm CT
Confirmation #9297235

$7.00. You won’t know that Black-Scholes value until June 9 and then it will be posted.

As I said, the tender offer includes frequently asked questions and here’s just a sample of those questions that you might have.

There is a follow up meeting next Tuesday at 2:00 o’clock if you have some other questions. In addition, if you have any questions, you can send it to Brocade409A@deloitte.com. Jason monitors that mailbox and he’ll send you back an email response.

Finally seek tax advice if you feel you need it. These are complicated tax issues and this purposely is general so you may want to get your personal tax advice.
END
DISCLAIMER
THE INFORMATION CONTAINED IN THIS TRANSCRIPT IS A TEXTUAL REPRESENTATION OF AN EMPLOYEE MEETING HELD ON MAY 12, 2006 AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE EMPLOYEE MEETING. IN NO WAY DOES THE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THE COMPANY’S WEB SITE OR IN THIS TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE EMPLOYEE MEETING ITSELF AND THE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.